Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	January 20, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Secures Multiple Long-term Lease Extensions in
Grocery-Anchored Portfolio

Chicago (January 20, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with a portfolio valued at more than $3.3 billion, announced today the completion of multiple long-term lease extensions with investment grade tenants in its portfolio of 12 grocery-anchored shopping centers diversified across nine different states.

“One of the primary ways that JLL Income Property Trust generates predictable, attractive income for distribution to stockholders is through long-term lease agreements with higher credit tenants. We also continually strive to lengthen the weighted average lease term of the overall portfolio,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Negotiated during the depths of the pandemic, these two lease extensions highlight the relative stability and attractiveness of this high performing subsector of an overall challenged retail property market. It also highlights the underlying value of our investment strategy focused on acquiring high-quality, well-located grocery-anchored centers. Our conviction with this one format of retail properties remains high.”

JLL Income Property Trust retail anchor leasing highlights include:

•A 10-year lease extension with Kroger, a national grocery chain anchor tenant at Oak Grove Plaza in Sachse, Texas, an affluent suburb 20 miles northeast of Dallas. The 65,000-square-foot lease, originally set to expire in 2023, was renewed through 2033. The property is strategically situated in a high-growth and affluent residential corridor with strong demographics and above average household incomes. LaSalle Research & Strategy’s proprietary Supermarket Trade Area Ranking System (STARS), which analyzes over 40,000 grocery-anchored centers nationwide based on spending power and competition in each trade area, ranks Oak Grove Plaza in the 88th percentile. With annual sales of over $120 billion, Kroger is America’s largest grocer and the second largest general retailer.

•A 10-year lease extension with Smith’s at Montecito Marketplace in Las Vegas. The lease, originally set to expire in 2025, secures the anchor grocery tenant in its 65,000-square-foot space through 2035. The fully-leased center is part of the larger 330-acre Montecito Town Center, benefitting from close proximity to several large employers and strategic location just off the I-95/I-215 interchange with visibility to an estimated 52,000 vehicles per day. LaSalle Research & Strategy gives Montecito Marketplace a 91st percentile STARS rating. Smith’s is America’s oldest grocer West of the Mississippi.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.